EXHIBIT 4.1
                    Aetna Life Insurance and Annuity Company
                        Home Office: 151 FARMINGTON AVE.
                           HARTFORD, CONNECTICUT 06156
                                 (203) 273-0123

                              Herein called Aetna.

    Agrees to pay benefits as provided in this contract due any participant in the Plan named below.


      This contract is issued to the Contract Owner in return for an application and the payment of stipulated payments as provided herein.



      The provisions in the following pages form a part of this contract as fully as if recited in their entirety over the signatures below.

      DETAILS OF VARIABLE PROVISIONS MAY BE FOUND IN THE VALUATION PROVISIONS AND RETIREMENT ANNUITY PROVISIONS OF THIS CONTRACT.

      Aetna has caused this contract to be signed at its Home Office on the Execution Date.

      /s/ Stephen B. Middlebrook                        /s/ William O. Bailey
                   Secretary                                    President

                      GROUP DEPOSIT ADMINISTRATION CONTRACT
                      ACTIVE LIFE FUND IN SEPARATE ACCOUNT
                               AND GENERAL ACCOUNT

         ALL PAYMENTS AND VALUES PROVIDED BY THE CONTRACT, WHEN BASED ON
      INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT
                      GUARANTEED AS TO FIXED DOLLAR AMOUNT.

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                                   COVER SHEET

This Contract is a legal contract between the Contract Owner and Aetna.

READ THIS CONTRACT CAREFULLY. The cover sheet is only a brief outline of some of the important features of the contract. The cover sheet is not the insurance contract. Only the actual contract provisions will control. The contract itself sets forth, in detail, the right and obligations of both the Contract Owner and Aetna. IT IS THEREFORE IMPORTANT THAT YOU READ THE CONTRACT CAREFULLY.

                                TABLE OF CONTENTS

                                    ARTICLE I
                           DEFINITION OF CERTAIN TERMS

                                   ARTICLE II
                              STIPULATED PAYMENTS,
                          VALUATION, AND DISCONTINUANCE
                               STIPULATED PAYMENTS

  2.01  Stipulated Payments................................................  5
  2.02  Application of Stipulated Payments.................................  5
  2.03  Active Life Fund...................................................  5
  2.04  Allocated Contract - Participant's Individual Accounts.............  6
  2.05  Unallocated Contract...............................................  6
  2.06  Transfer between Accounts..........................................  7
  2.07  Transfers between Participants' Individual Accounts................  7

                                   VALUATION

  2.08  Net Investment Rate and Net Investment Factor......................  8
  2.09  Accumulation Unit Value............................................  8
  2.10  Annuity Unit Value.................................................  8
                     DISCONTINUANCE OF STIPULATED PAYMENTS
  2.11  Suspension.........................................................  9
  2.12  Change to a Paid-Up Contract.......................................  9
  2.13  Transfer of Active Life Fund.......................................  9

                                   ARTICLE III
                               GENERAL PROVISIONS

   3.01  Change of Contract by Aetna....................................... 10
   3.02  Change of Contract by Mutual Agreement - Retroactive Changes...... 10
   3.03  Contract.......................................................... 11
   3.04  Individual Certificates........................................... 11
   3.05  Conversion to Individual Contract................................. 11
   3.06  Sum Payable at Death.............................................. 11
   3.07  Designation of Beneficiary........................................ 11
   3.08  Facility of Payment............................................... 12
   3.09  Evidence of Survival.............................................. 12
   3.10  Misstatements and Adjustments..................................... 12
   3.11  Assignment........................................................ 12
   3.12  Basis of Reserves................................................. 12

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   3.13  Termination of Contract........................................... 13
   3.14  Data to be furnished Aetna........................................ 13
   3.15  Relation of this Contract to the Separate Account................. 13
   3.16  Grace Period...................................................... 14
   3.17  Reinstatement from Paid-up Status................................. 14

                                   ARTICLE IV
                          RETIREMENT ANNUITY PROVISIONS

   4.01  Notice to Effect a Retirement Annuity............................. 14
   4.02  Optional Annuity Forms, Election of Option........................ 14
   4.03  Allocation of Annuity, Variable and Fixed Annuities............... 15
   4.04  Frequency of Payments............................................. 16
   4.05  Description of Tables............................................. 16

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                                    Article I

                           DEFINITION OF CERTAIN TERMS

1. PLAN - the document, including any amendments, referenced to on the Specifications page. This is referred to for reference purposes only and in the event of a conflict between the provisions of the Plan and this Contract, for the purposes of this Contract, the provisions of this Contract shall prevail.

2. PLAN YEAR - the period of time specified in the Plan, usually 12 months, commencing with the Plan effective date or any anniversary thereof.

3. CONTRACT YEAR - the period of 12 months measured from the Contract Effective Date or any Anniversary of the Contract Effective Date.

4.  PARTICIPANT - a person who participates in the Plan.

5. NEW PARTICIPANT - a person who has not been a Participant in the Plan for the preceding Plan Year.

6. ANNUITANT - a Participant on whose life a Retirement Annuity has been effected.

7. RETIREMENT ANNUITY - a series of payments provided under this Contract with respect to a Participant.

8. ANNUITY COMMENCEMENT DATE - the date on which Retirement Annuity payments commence with respect to a Participant under the terms of the Plan.

9. SEPARATE ACCOUNT - those assets of Aetna in the Separate Account established by Aetna pursuant to the Connecticut Insurance Law for this class of contracts which provide variable benefits and which are represented by shares of Aetna Variable Fund, Inc., Aetna Variable Encore Fund, Inc., and Aetna Income Shares, Inc.1

10. FUND - Aetna Variable Fund, Inc., an open-end diversified investment company registered under the Investment Company Act of 1940.1

11. ENCORE FUND - Aetna Variable Encore Fund, Inc., an open-end diversified investment company registered under the Investment Company Act of 1940.1

12. INCOME SHARES - Aetna Income Shares, Inc., an open-end diversified investment company registered under the Investment Company Act of 1940.1

13. GENERAL ACCOUNT - all assets of Aetna other than those in separate accounts.

14. VALUATION DATE - each business day of the New York Stock Exchange.

15. VALUATION PERIOD - the period of time from the end of one Valuation Date to the end of the next. Aetna will determine the Accumulation Unit Values and Annuity Unit Values pursuant to applicable regulatory provisions as of the end of each such Valuation Period.

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(1) Aetna may from time to time increase or decrease the number of mutual fund options available to Contract Owners. In the event that occurs, the provisions of this Contract shall be read in such a way as to be consistent with such expansion or reduction. In no event will any fund share substitutions be made without approval by the majority vote of all persons having an interest, through the Separate Account, in the affected mutual fund.

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                                   Article II
               STIPULATED PAYMENTS, VALUATION, AND DISCONTINUANCE
                               STIPULATED PAYMENTS

2.01 - Stipulated Payments

Aetna shall receive only such stipulated payments from the Contract Owner as are made in accordance with the requirements of the Plan. In no event shall the total annual stipulated payments exceed any limit imposed by applicable sections of the Internal Revenue Code (e.g., ss.ss. 219, 401(j), 408, 415, etc.). Stipulated Payments for this Contract may be paid annually, semi-annually, quarterly, monthly, or more frequently than monthly with the consent of Aetna. A change in method of payment may be made only once in any Contract Year and must be requested in writing to the Home Office of Aetna. Such stipulated payments will be applied by Aetna to provide accumulation units in accordance with
Section 2.02.

2.02 - Application of Stipulated Payments

Total annual stipulated payments made shall be only those required by the terms of the Plan. The total contributions received for a Contract Year as determined by Aetna, based on information supplied by the Contract Owner, shall be subject to the following deductions:

     1. A percentage sufficient to pay premium taxes, if any, if Aetna determines any such tax may be due and payable by reason of the receipt of such contributions. If, in the opinion of Aetna, any such premium taxes are due and payable at a Participant's Annuity Commencement Date when benefits are purchased and such premium taxes have not previously been deducted, a deduction will be made at such time. If Aetna determines that any premium taxes are due and payable at any other time, such premium taxes may be deducted at any time from the Active Life Fund or from Contributions.

     2. 6.75% of the first $30,000.00 of annual stipulated payments. 3.75% of the next $15,000.00 of annual stipulated payments. 1.75% of annual stipulated payment over $45,000.00.

The stipulated payments after deductions specified above (hereafter referred to as net stipulated payments) shall be applied as of the last day of the Valuation Period in which the payment is received by Aetna at its Home Office, to provide accumulation units on the basis of the then current value of such units. Such application will be made separately for net stipulated payments allocated to (a) the General Account, (b) the Separate Account invested in Fund Shares, (c) the Separate Account invested in Encore Fund Shares, and (d) the Separate Account invested in Income Shares in accordance with the instructions of the Contract Owner.

The number of accumulation units provided in each investment medium by any such application shall be determined by dividing the net stipulated payments for the applicable investment medium by the dollar value of one accumulation unit in that investment medium. The number of accumulation units so determined will not be affected by any subsequent changes in the dollar value of accumulation units.

2.03 - Active Life Fund

The Active Life Fund under this Contract shall at any time consist of the sum of all accumulation units purchased by stipulated payments made to this Contract and not yet allocated to effect annuities or surrendered to provide specific benefits. At least once in each Contract Year, Aetna shall inform the

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Contract Owner of the dollar value of an accumulation unit, and the number of such units in the Active Life Fund.

2.04 - Allocated Contract - Participant's Individual Accounts

The provisions of this Section shall apply if the Plan is a defined contribution plan (as defined in section 414(i) of the Internal Revenue Code).

On the basis of information supplied by the Contract Owner Aetna will maintain individual records of accumulation units credited to Participants under the Plan in Individual Accounts. Benefits will be purchased or provided only in such amounts and under such conditions as called for by the Plan. Participants' rights to such Individual Account shall be limited to those provided by the Plan and by this Contract.

The Participant's Individual Account will be, at all times, 100% vested. Upon termination of employment, termination of the Contract, or death, each Participant (or beneficiary in the event of death), shall have one of the following options with respect to the Participant's Individual Account:

(a) To leave the accumulated value of the Participant's Individual Account in the Contract, in which case the number of accumulation units in such Account will remain fixed unless increased in accordance with the Contract, but the value thereof will vary as described in the Contract,
or
(b) To receive the accumulated value of the Participant's Individual Account payable in the manner provided by the Plan, either as a lump sum or in accordance with the Settlement Options of Article IV.

Option (a) above will be effective unless and until option (b) is elected, provided, however, that death shall cause option (b) to become effective. In the event option (b) above is elected or becomes effective, the accumulated value will be on the basis of the accumulation unit value determined within seven days of the date on which written application for the benefit is received by Aetna.

When a Participant or beneficiary becomes entitled to a benefit in accordance with the Plan the Contract Owner will notify Aetna as to the manner of payment of any benefit and the disposition to be made of such Individual Account.

2.05 - Unallocated Contract

The provisions of this Section shall apply if the Plan is a defined benefit plan (as defined in section 401(j) of the Internal Revenue Code).

Any portion of net stipulated payments consisting of Participant contributions shall be allocated to a Participant's Contribution Individual Account in behalf of the contributing Participant.

If on any anniversary of any Contract Year the value of the accumulation units in the Active Life Fund is below an amount equal to Participant Contributions, if any, accumulated with interest as provided by the Plan, and not yet applied to provide benefits, a stipulated payment is immediately due. The amount of the stipulated payment shall be such that the net stipulated payment will be sufficient to liquidate 110% of the deficiency. If such deficiency is not liquidated within 31 days after Aetna has notified the Contract Owner, the Contract will become Paid-Up as provided in Section 2.11.

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Upon termination of employment, termination of the Contract, or death, subject to the adequacy of the Active Life Fund, each Participant (or beneficiary in the event of death), who has not retired and who has not already received benefits shall have one of the following options with respect to Participant contributions, plus interest thereon as provided by the Plan, and with respect to any nonforfeitable Employer provided benefits in accordance with the Plan:

(a)  To receive, at retirement, a monthly income.
or
(b) To receive the value of the Participant's contributions accumulated with interest as provided by the Plan, plus any nonforfeitable Employer provided benefits in accordance with the Plan, payable in the manner provided by the Plan, either as a lump sum or in accordance with the Settlement Options of
     Article IV.

Option (a) above will be effective unless and until option (b) is elected, provided however, that death shall cause option (b) to become effective. When a Participant or beneficiary becomes entitled to a benefit in accordance with the Plan the Contract Owner will notify Aetna as to the manner of payment of any benefit.

2.06 - Transfer between Accounts

The Contract Owner may elect during the accumulation period to transfer accumulation units credited to the contract in the Separate Account. Any units held in the Separate Account invested in Fund shares may be transferred to be invested in Encore fund shares or Income Shares within the Separate Account, or may be transferred to the General Account. Any units held in the Separate Account invested in Encore Fund shares may be transferred to be invested in Fund shares or Income Shares within the Separate Account or may be transferred to the General Account. Any units held in the Separate Account invested in Income Shares may be transferred to be invested in Fund shares or Encore Fund shares within the Separate Account or may be transferred to the General Account. At the commencement of annuity payments, any accumulation units held in the Separate Account invested in Encore Fund shares will be transferred to Fund shares held in the Separate Account, unless requested to be transferred to the General Account or Income Shares. Accumulation units credited to the contract in the General Account may be transferred from the General Account only in accord with the Allocation of Annuity provision of Section 4.03. Transfers may be elected only after a three (3) calendar month period subsequent to the Date of Execution or to a prior transfer. The value of accumulation units to be transferred must be at least $500. If the transferred amount would result in the balance remaining of less than $500. Aetna shall have the right to transfer such remaining balance. All such transfers will be made without any expense deductions being made at the time of transfer. All such transfers will be effective on the last day of the Valuation Period in which written request for transfer is received by Aetna.

Accumulation units provided by the election of Option (a) Section 2.04 can be transferred only with the consent of the Participant.

2.07 - Transfers between Participants' Individual Accounts

If Section 2.04 is applicable and if the Plan provides that forfeitures are to be reallocated and applied to increase Participants' benefits, Aetna shall apply the then value of forfeited Individual Accounts as specified by the Contract Owner to provide accumulation units for Participants' Individual Accounts for Participants entitled thereto under the terms of the plan without any expense deductions being made. This shall be done once each year on the Contract anniversary, or at such other time mutually agreeable between the Contract Owner and Aetna.

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                                    VALUATION

2.08 - Net Investment Rate and Net Investment Factor

(a) The net investment (interest) rate for the Active Life Fund held in the General Account is a guaranteed rate as below, compounded annually:

            Contract Years        1-10           Thereafter
            Guaranteed Rate        4%               3.5%
In addition, by action of its Board of Directors, Aetna may increase the net investment (interest) rate at such time and for such period as the Directors may determine.

(b) The Net Investment Rate(s) for each of the funds held in the Separate Account for any Valuation Period is equal to the gross investment rate of each such fund for the period less a deduction for each day of the Valuation Period (at an effective annual rate of 1.25%) plus or minus an adjustment for any taxes, or a reserve for such taxes, attributable to the operations of the Separate Account. Such gross investment rate is equal to
     (i) the investment income and capital gains and losses, both realized and unrealized, of each fund minus an investment advisory fee accrued by each fund for each day of the Valuation Period, divided by (ii) the amount of net assets of each fund at the beginning of the Valuation Period. Such gross investment rate may be either positive or negative. The deduction from the gross investment rate and the deduction for the investment advisory fee may not exceed in the aggregate an effective annual rate of 1.5%

(c) The net investment factor for each of the funds in the Separate Account is the sum of 1.0000000 and the net investment rate for that fund.

2.09 - Accumulation Unit Value

The value of the General Account accumulation unit at any time will be determined by Aetna according to its established method of computing net earnings in the General Account for this class of contracts. Aetna guarantees that the value of the portion of this Contract in the General Account will not be less, at any time, than such value based on General Account accumulation unit values calculated in accordance with the guaranteed interest rates shown in
Section 2.08(a). The value of the accumulation units for the Fund, Encore Fund, and Income Shares within the Separate Account can be determined by multiplying the value of such units at the end of the immediately preceding Valuation Period by the appropriate net investment factor for the current Valuation Period.

2.10 - Annuity Unit Value

The value of the General Account annuity unit is fixed at $10.00. The value of the Separate Account annuity unit in either Fund shares or Income Shares is determined by multiplying the value of the appropriate Separate Account annuity unit for the preceding period by (a) .9999058 (if the Contract Owner had selected an assumed net investment rate of 3.5% per annum) or .9998663 (if the Contract Owner had selected an assumed net investment rate of 5% per annum) for each day of the Valuation Period and (b) the net investment factor of the Separate Account for the tenth Valuation Period immediately preceding the period for which the value is being calculated.

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                      DISCONTINUANCE OF STIPULATED PAYMENTS

2.11 - Suspension

This Contract shall be suspended automatically on any anniversary of the Effective Date if:

(a) The Contract Owner gives prior written notice to Aetna to transfer all of the Active Life Fund in accordance with Section 2.13.

(b) The Contract Owner fails to assent to any modification of this Contract initiated by Aetna as provided in Section 3.01 which modification would have been effective on such anniversary.

(c) Payment of the deficiency as provided in Section 2.05 is not made within 31 days after Aetna has notified the Contract Owner.

Effective with suspension, no further stipulated payments will be payable to or accepted by Aetna under this Contract, and the Contract will become paid-up unless election is made prior to the date of suspension for transfer in accordance with Section 2.13.

2.12 - Change to a Paid-Up Contract

If this Contract becomes paid-up as provided in Section 2.11, or if the Contract Owner gives written notice to Aetna in advance of any anniversary of the Effective Date to change to a paid-up Contract, subsequent to such anniversary no further stipulated payments will be accepted by Aetna and no new Participants will become eligible to receive benefits under this Contract. On the date on which this Contract becomes paid-up, if Aetna has received written notification by the Contract Owner that the Plan is being continued, all benefits earned under the terms of the Plan on that date will be treated by Aetna in accordance with the provisions of the Plan. If such written notification has not been received by Aetna on the date on which this Contract becomes paid-up, or if on or after such date the Plan is terminated, each Participant in the Plan will receive a 100% vested interest in all benefits earned under the terms of the Plan to the extent of the adequacy of the Active Life Fund.

2.13 - Transfer of Active Life Fund

If before this Contract is suspended under Section 2.11, the Contract Owner files a written certification with Aetna stating that;

(a) all benefits under the Plan other than those being provided in connection with previously effected Retirement Annuities are to be provided through another funding agency, and that

(b) the Plan will, in the opinion of the Contract Owner, continue to retain its qualified status under Section 401 of the Internal Revenue Code then, Aetna will be entitled to rely conclusively upon such certification and will pay to the specified funding agency or to the Contract Owner the value of all or part, in the event of a partial transfer, of the number of accumulation units in the Active Life Fund, as of the date of such payment. The amount to be transferred will exclude the value of that portion of the Active Life Fund consisting of Participant's Contribution Individual Accounts. If the number of Contract Years for which periodic contributions were received is less than five, the value of the payment will be reduced by 2%.

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The date of the payment will be the date specified by the Contract Owner, provided that Aetna reserves the right to change the date of payment to a date not later than 30 days after Aetna's receipt of the Contract Owner's request. If the value of the General Account accumulation units to be paid exceeds $1,000,000, Aetna reserves the right to pay the excess over $1,000,000 in monthly installments over a period not to exceed 12 months; each such installment shall be the value of a number of General Account accumulation units determined by dividing (i) the total number of such units subject to periodic transfer by (ii) the number of installments. The dollar amount paid each month will be determined in accordance with the terms of the Contract.

That portion of the Active Life Fund consisting of Participant's Contribution Individual Accounts may be transferred, provided each Participant having such an Account consents in writing to the transfer. In the event any Participant does not consent to such transfer, the Participant's Contribution Individual Account shall be treated in accordance with Section 2.04.

Aetna reserves the right to defer payment of any transfer payment in accord with the deferment provisions of applicable federal and state statutes.

                                   Article III
                               GENERAL PROVISIONS

SECTION 3.01 - Change of Contract by Aetna

On the first day of the second Contract Year and any date thereafter, Aetna, upon written notice given 30 days in advance to the Contract Owner may change any of the terms of this Contract. Such change will not become effective until approved by the Insurance Department of the jurisdiction in which the Contract is delivered, and further provided that (a) any such change will not affect in any way the amount or terms of any Retirement Annuity effected prior to the effective date of such change and (b) any such change that shall affect Sections
2.02 - Application of Stipulated Payments, 2.08 - Net Investment Rate and Net Investment Factor, 2.09 - Accumulation Unit Value, 2.10 - Annuity Unit Value, and 4.05 - Annuity Tables, shall only affect such Sections as they apply to accumulation units provided by stipulated payments made or to be made on behalf of Participants who enter the Plan on or after the effective date of such change.

SECTION 3.02 - Change of Contract by Mutual Agreement - Retroactive Changes

A. By agreement in writing, the Contract Owner and Aetna may change, from time to time, any or all of the terms of this Contract provided that any such change will not in any way affect the amount or terms of any Retirement Annuity already effected prior to the effective date of such change.

B. Notwithstanding any of the terms of this Contract, the Contract Owner and Aetna, by an agreement in writing on any date agreed upon by the Contract Owner and Aetna may change, from time to time, any terms of this Contract if it is deemed necessary or appropriate to do so in order to enable the Plan or Contract to comply with the requirements of the Internal Revenue Code, the provisions of the Employee Retirement Income Security Act of 1974 subsequent amendments thereto and regulations promulgated thereunder, which change may be made retroactive to the Effective Date or any date thereafter.

C. Consent of any Participant or beneficiary shall not be required to make any change in this Contract.

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SECTION 3.03 - Contract

This Contract and the application of the Contract Owner, a copy of which is attached hereto and made a part hereof, will constitute the entire Contract. Only the President, a Vice President, the Secretary or an Assistant Secretary has the power on behalf of Aetna to make or modify this Contract.

SECTION 3.04 - Individual Certificates

Where required by law, Aetna shall issue a certificate to the Contract Owner for delivery to each Participant making contributions and to each Annuitant. Each such certificate shall set forth the benefits to which such Participant or Annuitant is entitled under this Contract. Certificates described in this section shall not constitute a part of this Contract.

SECTION 3.05 - Conversion to Individual Contract

Upon termination of participation in the Plan, the Participant who is entitled to a benefit in accordance with the terms of the Plan may elect, if the Plan so permits or the Contract Owner so requests, to convert to an individual annuity contract. The individual annuity contract will be of the form then currently issued for this class of Annuitant, at a duration equivalent to the lesser of the number of full years (a) such Participant has been in the Plan or (b) this Contract has been in force. If the method set forth in the individual annuity contract for determining the value of an accumulation unit is the same method set forth in the Valuation Provisions of Article III, a number of accumulation units designated by the Contract Owner may be transferred from the Contract to the individual annuity contract. Any accumulation units not so transferred will remain in force under this Contract.

SECTION 3.06 - Sum Payable at Death

Upon receipt of proof of the death of a Participant prior to the Annuity Commencement Date, Aetna agrees to pay certain Contract values to the beneficiary. If this is an Allocated Contract pursuant to Section 2.04, the payment at death will be the sum of the Participant's Individual Account. If this is an Unallocated Contract pursuant to Section 2.05, the payment at death will be his vested accrued benefit being held under this Contract. Any payment by reason of death may be taken in a lump sum or under any settlement options available in individual annuities then being issued by Aetna.

SECTION 3.07 - Designation of Beneficiary

Subject to the terms of the Plan the Contract Owner or each Participant shall have the sole right to designate the beneficiary to which any death benefit hereunder will be payable and, from time to time, without the consent of such beneficiary, change the beneficiary designated by sending written notice of such change to Aetna. After such notice is received the change will take effect as of the date the Participant signed such written notice, whether or not the Participant is living on the date such notice is received by Aetna, but without prejudice to Aetna on account of any payment made by it before such notice. If at the death of a Participant there is more than one beneficiary designated and in such designation the Participant has failed to specify their respective interests, the beneficiaries will share equally. If any designated beneficiary predeceases the Participant, the rights and interests of such beneficiary will thereupon terminate.

In the event the designated beneficiary predeceases the Participant or if no beneficiary has been named, the amount of any death benefit will be paid to the executors or administrators of the Participant's estate except

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that Aetna may in such case, at its option, pay such amount to the wife or the husband, if living; if not living, in equal shares to the then living children of the Participant; if none, to either parent of the Participant, or to both equally, if both are living; if neither parent is living, in equal shares to the then living brothers and sisters of such Participant.

SECTION 3.08 - Facility of Payment

If any payee under this Contract is a minor or, in the opinion of Aetna, physically or mentally incapable of giving valid receipt and discharge for any payment due under this Contract, then Aetna may, at its option, make payment thereof in installments of not more than $50 per month to the person or persons who, in its opinion, are caring for and supporting such payee until claim is made by a duly appointed guardian or other legal representative of such payee. Payment to such person or persons will constitute a complete discharge of the liability of Aetna to the extent of such payments and it will assume no responsibility for the proper application of the money paid.

SECTION 3.09 - Evidence of Survival

Aetna will have the right to require of any person entitled to a payment under this Contract, satisfactory evidence that such person is living on the date which such payment is due.

SECTION 3.10 - Misstatements and Adjustments

If the age, sex, or any relevant fact relating to any person is found to be misstated, the amounts of the payments under a Retirement Annuity shall be adjusted based on the correct information. Unless another adjustment satisfactory to the Contract Owner and Aetna is made the correct payments shall be calculated based upon the date such Retirement Annuity was effected. The dollar amount of any underpayment made by Aetna shall be added to the next payment due, and the dollar amount of any overpayment made by Aetna shall be deducted from the next payment or payments due until recovered by Aetna. If further payments due are insufficient to recover any overpayments, any remainder of such overpayments shall be charged against the value of any forfeitures becoming available thereafter. Any adjustment made in accordance with this Section shall be binding upon any person affected thereby. Any reductions in the amount of payments under Retirement Annuity required by any governmental regulations shall be calculated using the interest and mortality basis which was used in the calculation of the first payment, unless another basis is mutually agreed upon by Aetna and the Contract Owner.

SECTION 3.11 - Assignment

Except as may be contrary to law, no payments under this Contract of benefits arising under the Plan are assignable or subject to any claims of any creditor.

SECTION 3.12 - Basis of Reserves

The reserve held under this Contract as of any date will be at least equal to 100% of the dollar value as of such date of the accumulation units held in the Active Life Fund, plus the reserve for such

Retirement Annuities as have been effected under this Contract computed in accordance with applicable valuation statutes.

SECTION 3.13 - Termination of Contract

This Contract will terminate at the close of the first day upon which the performance and fulfillments by Aetna of all its duties and obligations arising hereunder have been completed.

SECTION 3.14 - Data to be furnished Aetna

The Contract Owner shall furnish all information which Aetna may reasonably require for the administration of this Contract. If the Contract Owner cannot furnish any required item of information, Aetna may request any person concerned to furnish such information. Aetna shall not be liable for the fulfillment of any obligations in any way dependent on such information until it receives such information.

Information furnished to Aetna may be corrected for demonstrated errors therein unless Aetna has already acted to its prejudice by relying on such information. Any records prepared by Aetna from information furnished to Aetna as described above shall constitute prima facie evidence as to the accuracy of the information recorded thereon.

Aetna will accept as proof of death any one of the following criteria:

(a)  a copy of a certified death certificate;

(b) a copy of a certified decree of a court of competent jurisdiction as to the finding of death;

(c) a written statement from a medical doctor who attended the deceased at or near the time of death; or

(d)  any other proof satisfactory to Aetna.

Aetna will accept as evidence of age:

(a)  a copy of a certified birth certificate;

(b)  a copy of a certified baptismal certificate;

(c) certified copies of two statements of birth, such as passports or insurance contracts of other companies; or

(d)  any other proof satisfactory to Aetna.

3.15 - Relation of this Contract to the Separate Account

Aetna shall have exclusive and absolute ownership and control of the assets of both its General Account and its Separate Accounts. Neither the Contract Owner nor Participants shall have individual or equitable ownership of investments or other assets of either of said Accounts, and the records and accounts kept by Aetna in connection with this Contract shall not be deemed to constitute recognition of ownership by the Contract Owner or Participants of any portion of said Accounts. All funds attributable to this Contract and becoming part of any Account shall be invested or reinvested by Aetna in such class or classes of investments, and in such extent as Aetna at its sole discretion may determine. The method of determination by Aetna of the value of an accumulation unit will be binding upon the Contract Owner and any Participant.

3.16 - Grace Periode Period

If any stipulated payment after the first called for in accordance with the terms of the Plan is unpaid after the date it must be paid in accordance with the provisions of the Employee Retirement Income Security Act of 1974, in the absence of a request for surrender for value in accordance with the terms of this Contract, this Contract will not terminate but will assume the status of a paid-up Contract in accordance with Sections 2.11 and 2.12.

3.17 - Reinstatement from Paid-up Status

If this Contract has assumed the status of a paid-up Contract in accordance with Sections 2.11 and 2.12 it may be reinstated with the consent of Aetna, provided that the Plan still retains its qualified status and the Contract has not been surrendered for value.

                                   Article IV
                          RETIREMENT ANNUITY PROVISIONS

4.01 - Notice to Effect a Retirement Annuity

When a Participant is eligible for a Retirement Annuity in accordance with the Plan, the Contract Owner shall notify Aetna to effect an annuity for such Participant. On the Participant's Annuity Commencement Date Aetna shall allocate such accumulation units as are necessary to provide benefits as specified by the plan and apply them, after deduction for any premium taxes due (and not deducted pursuant to Section 2.02 when contributions were first received), to provide a Retirement Annuity on the applicable Optional Annuity Form. In the absence of an election of an Optional Annuity

Form in accordance with Section 4.02, the Retirement Annuity will be in accordance with Option 5 with payments reducing to 50% of the original amount, or if the Participant does not have a spouse, in accordance with Option 4 with a fixed period of 120 monthly payments.

If some of the Plan assets are not funded by this Contract, the Discontinuance provisions of Article II have not been in effect, the Plan is a qualified plan under Section 401 of the Internal Revenue Code, and all Contributions were made on behalf of the Participant in accordance with Article II; then Aetna will accept a Contribution from such Plan assets, subject to Aetna's then published limits as to amount, to effect additional annuity units on behalf of the Participant. Such additional Contribution will be reduced by any applicable premium taxes payable and by a further deduction as determined by Aetna under its then current rules, such additional deduction not to exceed 5% of the amount remaining after reduction by any applicable premium taxes. The Contract Owner will direct what portions of the additional contribution will be applied to effect a fixed dollar annuity and a variable annuity. Such additional contribution must be received by Aetna at least 30 days prior to the Participant's Annuity Commencement Date.

4.02 - Optional Annuity Forms, Election of Option

OPTION 1 - Payment of interest on funds left with Aetna - The amount due may be left on deposit with Aetna in its General Account and a sum will be paid annually, semi-annually, quarterly or monthly, as selected, which shall be equal to the net investment rate for the period multiplied by the amount remaining on deposit. Election of this option shall constitute election of fixed income. This option is available only to beneficiaries.

OPTION 2 - Payments of a Fixed Dollar Amount - The amount due may be paid in equal annual, semi-annual, quarterly or monthly installments of a designated dollar amount (not less than $60.00 per annum per $1,000 of the original amount due) until the remaining balance is less than the amount of one installment. To determine the remaining balance in either account at the end of any Valuation Period such balance at the end of the previous period is decreased by the amount of any installment paid during the period and the result multiplied by the net investment factor for the period. If the remaining balance at any time is less than the amount of one installment, such balance will be paid and will be the final payment under the option.

OPTION 3 - Payments for a Fixed Period - An amount payable in annual, semi-annual, quarterly or monthly installments for the number of years selected which may be from 1 to 30 years.

OPTION 4 -Life Income- Payments for a fixed period, if any, and life thereafter as elected. No payments will become due after death, except during any remaining fixed period.

OPTION 5 - Joint and Last Survivor Annuity - Payment for the joint lifetime of two payees with the option of electing (a) payments at 100%, (b) payments reducing to 66 2/3%, or (c) payments reducing to 50% of the original amount when either payee dies. No payments will become due after the surviving payee's death.

The amount of the first payment under Options 3, 4 and 5 will be determined in accordance with Section 4.05. No payments will be made under any of these options prior to receipt by Aetna of satisfactory evidence of the date of birth of the Annuitant and any joint Annuitant.

If any beneficiary dies while receiving payments, the present values of the current dollar amount on the date of death of any remaining guaranteed number of payments, or any then remaining balance of proceeds under Options 1, 2 or 3, will be paid in one sum to the estate of the beneficiary. Calculations for such present value of guaranteed payments remaining will assume a net investment rate of 3.5% per annum for General Account options and 3.5% per annum or 5% per annum for all Separate Account options, whichever was elected by the Contract Owner for the calculation of the first payment.

Election of Option - If provided by the Plan, in lieu of the Normal Annuity Form specified in Section 4.01 the Participant may elect any one of the Optional Annuity Forms except Option 1, but such election may be made only in writing and must be received at the Home Office of Aetna at least 30 days prior to the Annuity Commencement Date.

SECTION 4.03 - Allocation of Annuity, Variable and Fixed Annuities

Unless provided otherwise by the Plan, accumulation units shall be allocated to provide a variable annuity, a fixed annuity, or a combination of both, as elected by the Participant provided such election is made in writing and received at the Home Office of Aetna at least 30 days prior to the Annuity Commencement Date. In the absence of such an election or Plan provision to the contrary, when a Retirement Annuity is effected for a Participant, if Section
2.05 is applicable, it will be a variable annuity; if Section 2.04 is applicable, General Account accumulation units in the Participant's Individual Account will be used to provide a fixed dollar annuity and Separate Account accumulation units will be used to provide a variable annuity.

When a Retirement Annuity is effected for a Participant in accordance with
Section 4.01 to the extent possible the fixed dollar annuity portion (annuity units in the General Account) will be provided by application of the appropriate number of General Account accumulation units and the variable annuity portion (annuity units in the Separate Account) will be provided by application of the appropriate number of Separate Account accumulation units.

A. Variable Annuity - A variable annuity is an annuity with payments varying in amount in accordance with the net investment results of the Separate Account reserves invested in Fund shares or Income Shares as described in the Valuation provisions of Article II. After the first monthly payment for a variable annuity has been determined in accordance with the provisions of the Contract, a number of Separate Account annuity units is determined by dividing the first monthly payment by the appropriate Separate Account annuity unit value on the Annuity Commencement Date. Once variable annuity payments have begun, the number of annuity units remains fixed.

     The dollar amount of the second and subsequent variable annuity payments is not predetermined and may change from month to month. The actual amount of each variable annuity payment after the first is determined by multiplying the number of Separate Account annuity units by the appropriate (Fund shares or Income Shares) Separate Account annuity unit value as described in the Valuation provisions of Article II for the Valuation Period in which the payment is due.

Aetna guarantees that the dollar amount of variable annuity payments shall not be affected by variation in the actual mortality or expense experience of Aetna.

B. Fixed Dollar Annuity - A fixed dollar annuity is an annuity with payments which remain fixed as to dollar amount throughout the payment period. As in the case of the variable annuity, a number of annuity units is determined when payments commence. Since the General Account annuity unit value is always $10.00, payments after the first will always be the same as the first monthly payment.

SECTION 4.04 - Frequency of Payments

Annuity payments under this Contract will be made monthly, except that, if such payments would amount to less than $20 each, Aetna reserves the right to make payments at less frequent intervals, but not less frequently than annually; provided, however, that if on the Annuity Commencement Date the annual rate of payment to any payee is less than $100, Aetna may make such other settlement as may be equitable to the payee.

                                     TABLES

SECTION 4.05 - Description of Tables

The Tables contained herein show the amount of the first monthly payment under Options 3, 4 and 5 that can be provided by a number of accumulation units having a value of $1,000 after deduction of any premium taxes payable. The dollar value of the accumulation units applied will be calculated on the basis of the accumulation unit value as of the last day of the tenth Valuation Period preceding the Annuity Commencement Date and such value will be reduced by any premium taxes payable before application to effect a Retirement Annuity. The amount of each monthly payment will depend upon the sex and age of the person with respect to whom the Retirement Annuity is effected at the Annuity Commencement Date.

Age, as used above, shall mean age nearest birthday at the Annuity Commencement Date.

The tables are based on The Annuity Table for 1949 for males, set back one year for males and six years for females, and a net investment rate of 3.5% per annum for the General Account and Separate Account (FV columns of rates) and 5% per annum for the Separate Account (V columns of rates). The Owner may elect prior to the Annuity Commencement Date that variable annuity payments be based on an assumed net investment rate of 3.5% per annum or 5% per annum. In the absence of such election, the net investment rate of 3.5% per annum will be used.

                         AMOUNT OF FIRST MONTHLYPAYMENT
              FOR EACH $1,000 AFTER DEDUCTION OF ANY PREMIUM TAXES

                    OPTION THREE PAYMENTS FOR A FIXED PERIOD


   Years          Amount of Payments         Years          Amount of Payments         Years          Amount of Payments
  of Pay-                                   of Pay-                                   of Pay-
   ments           FV             V          ments          FV              V          ments          FV              V
  -------        ------         ------      -------        -----          -----       -------        -----          -----
     1           $84.65         $85.21         11          $9.09          $9.77          21          $5.56          $6.33
     2            43.05          43.64         12           8.46           9.16          22           5.39           6.17
     3            29.19          29.80         13           7.94           8.64          23           5.24           6.02
     4            22.27          22.89         14           7.49           8.20          24           5.09           5.88
     5            18.12          18.74         15           7.10           7.82          25           4.96           5.76
     6            15.35          15.99         16           6.76           7.49          26           4.84           5.65
     7            13.38          14.02         17           6.47           7.20          27           4.73           5.54
     8            11.90          12.56         18           6.20           6.94          28           4.63           5.45
     9            10.75          11.42         19           5.97           6.71          29           4.53           5.36
    10             9.83          10.51         20           5.75           6.51          30           4.45           5.28

OPTION FOUR                     LIFE INCOME WITH


                                                          Payments Guaranteed for a Fixed Period of Months
                                 -----------------------------------------------------------------------------------------
        Age of Payee                  None                    120                      180                    240
     Male          Female         FV          V           FV          V           FV          V           FV          V
     ----          ------        -----       -----       -----       -----       -----       -----       -----       -----
      50             55          $4.98       $5.89       $4.89       $5.78       $4.77       $5.65       $4.62       $5.48
      51             56           5.08        5.99        4.98        5.86        4.85        5.71        4.68        5.53
      52             57           5.18        6.09        5.07        5.95        4.93        5.79        4.74        5.59
      53             58           5.30        6.20        5.17        6.04        5.01        5.86        4.80        5.64
      54             59           5.41        6.32        5.27        6.14        5.09        5.94        4.86        5.70
      55             60           5.54        6.44        5.37        6.24        5.17        6.02        4.92        5.75
      56             61           5.67        6.57        5.48        6.34        5.26        6.10        4.98        5.80
      57             62           5.80        6.71        5.59        6.45        5.35        6.18        5.04        5.86
      58             63           5.95        6.85        5.71        6.56        5.44        6.26        5.10        5.91
      59             64           6.10        7.00        5.83        6.68        5.53        6.35        5.16        5.97
      60             65           6.27        7.16        5.96        6.80        5.62        6.43        5.22        6.02
      61             66           6.44        7.34        6.09        6.93        5.72        6.52        5.27        6.07
      62             67           6.63        7.52        6.23        7.06        5.81        6.61        5.33        6.12
      63             68           6.82        7.72        6.38        7.20        5.91        6.70        5.38        6.17
      64             69           7.04        7.93        6.53        7.35        6.00        6.79        5.43        6.21
      65             70           7.26        8.16        6.68        7.50        6.10        6.88        5.47        6.25
      66             71           7.50        8.40        6.84        7.65        6.19        6.97        5.52        6.29
      67             72           7.76        8.66        7.01        7.81        6.28        7.05        5.55        6.33
      68             73           8.04        8.94        7.18        7.97        6.37        7.14        5.59        6.36
      69             74           8.34        9.24        7.35        8.13        6.46        7.22        5.62        6.39
      70             75           8.67        9.56        7.52        8.30        6.54        7.29        5.65        6.41
      71             76           9.01        9.91        7.70        8.47        6.62        7.36        5.67        6.43
      72             77           9.39       10.29        7.88        8.64        6.69        7.43        5.69        6.45
      73             78           9.79       10.69        8.05        8.80        6.76        7.49        5.71        6.47
      74             79          10.22       11.13        8.22        8.97        6.81        7.55        5.72        6.48
      75             80          10.69       11.60        8.39        9.13        6.87        7.60        5.73        6.49


                The FV columns above assume a net investment rate of 3.5% per annum. The V columns above assume a net investment rate of 5% per annum. Rates for ages not shown will be provided on request.

                         AMOUNT OF FIRST MONTHLY PAYMENT
              FOR EACH $1,000 AFTER DEDUCTION OF ANY PREMIUM TAXES

OPTION FIVE             JOINT AND LAST SURVIVOR ANNUITY
                              100% TO THE SURVIVOR
                                 NO FIXED PERIOD


                                                                  Age of Payee
                  --------------------------------------------------------------------------------------------------------------
    Age of
   Secondary        Male 45          Male 50         Male 55         Male 60         Male 65         Male 70         Male 75
     Payee         Female 50        Female 55       Female 60       Female 65       Female 70       Female 75       Female 80
Male    Female     FV       V       FV      V       FV      V       FV      V       FV      V       FV       V       FV      V
----    ------    -----   -----   -----    -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
50        55      $4.10   $5.00   $4.27    $5.16   $4.43   $5.31   $4.57   $5.44   $4.69   $5.57   $4.79   $5.67   $4.86   $5.75
55        60       4.21    5.11    4.43     5.31    4.65    5.51    4.86    5.71    5.04    5.90    5.20    6.06    5.32    6.19
60        65       4.30    5.20    4.57     5.44    4.86    5.71    5.15    5.99    5.43    6.26    5.68    6.52    5.88    6.73
65        70       4.38    5.28    4.69     5.57    5.04    5.90    5.43    6.26    5.83    6.65    6.21    7.04    6.56    7.38
70        75       4.44    5.34    4.79     5.67    5.20    6.06    5.68    6.52    6.21    7.04    6.78    7.59    7.33    8.14
75        80       4.48    5.38    4.86     5.75    5.32    6.19    5.88    6.73    6.56    7.38    7.33    8.14    8.16    8.96
80        85        --     --      4.91     5.81    5.41    6.29    6.03    6.90    6.82    7.66    7.80    8.62    8.95    9.76


                         JOINT AND LAST SURVIVOR ANNUITY
                               50% TO THE SURVIVOR
                                 NO FIXED PERIOD

                                                                  Age of Payee
                  --------------------------------------------------------------------------------------------------------------
    Age of
   Secondary        Male 45          Male 50         Male 55         Male 60         Male 65         Male 70         Male 75
     Payee         Female 50        Female 55       Female 60       Female 65       Female 70       Female 75       Female 80
Male    Female     FV      V       FV       V       FV      V       FV      V       FV      V       FV      V       FV      V
----    ------    -----   -----   -----    -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
50      55        $4.75   $5.67   $4.98    $5.89   $5.24   $6.15   $5.55   $6.47   $5.91   $6.84   $6.32   $7.29   $6.79   $7.81
55      60         4.99    5.91    5.24     6.15    5.54    6.44    5.88    6.78    6.28    7.20    6.76    7.70    7.30    8.28
60      65         5.26    6.20    5.55     6.47    5.88    6.78    6.27    7.16    6.73    7.63    7.27    8.19    7.90    8.86
65      70         5.59    6.54    5.91     6.84    6.28    7.20    6.73    7.63    7.26    8.16    7.90    8.80    8.65    9.58
70      75         5.96    6.95    6.32     7.29    6.76    7.70    7.27    8.19    7.90    8.80    8.67    9.56    9.57   10.48
75      80         6.37    7.42    6.79     7.81    7.30    8.28    7.90    8.86    8.65    9.58    9.57   10.48   10.69   11.60
80      85         --      --      7.30     8.39    7.88    8.94    8.59    9.61    9.49   10.46   10.61   11.56   12.00   12.92

                The FV columns above assume a net investment rate of 3.5% per annum. The V columns above assume a net investment rate of 5% per annum. Rates for ages not shown will be provided on request.

                    Aetna Life Insurance and Annuity Company
                        Home Office: 151 FARMINGTON AVE.
                           HARTFORD, CONNECTICUT 06156
                                 (203) 273-0123


                      GROUP DEPOSIT ADMINISTRATION CONTRACT
                      ACTIVE LIFE FUND IN SEPARATE ACCOUNT
                               AND GENERAL ACCOUNT

         ALL PAYMENTS AND VALUES PROVIDED BY THE CONTRACT, WHEN BASED ON
        INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE
                    NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The Contract is hereby endorsed as follows:

The following Section under GENERAL PROVISIONS is amended as follows:

The following paragraph is added to the end of Control of Contract and Individual Accounts or Data to be furnished Aetna, as applicable:

Any payment(s) made under this Contract to other than the Contract Owner must be in compliance with the provisions of the Retirement Equity Act of 1984 (REA). At the time payment is requested or an Annuity Option is elected by the Contract Owner, Aetna will require the Contract Owner to certify the payment option is elected in compliance with REA. In the absence of such certification, payment will be made to the Contract Owner. For Designation of Beneficiary the current provision is deleted and replaced with the following: The beneficiary shall be the Contract Owner.

The following condition is added to the RETIREMENT ANNUITY PROVISIONS or the ANNUITY PROVISIONS of the Contract as follows:

The Contract Owner may tell Aetna, on behalf of a Participant, to pay all or any portion of the Participant's value in the Contract (minus any premium tax) as a premium for an Annuity Option.

Required Distribution to Participant: Distribution to the Participant must begin in the form of periodic payments no later than the April 1 following the calendar year in which the Participant attains age 70 1/2, or such later age as may be allowed under federal law or regulations. In lieu of an Annuity election, the Contract Owner may direct Aetna to make a lump sum payment. In no event may any Annuity Option extend beyond:

a)   The life of the Annuitant;

b)   The lives of the Annuitant and the Annuitant's beneficiary under the Plan;

c) Any certain period greater than the Annuitant's life expectancy as determined according to regulations under Code Section 401(a)(9); or

d) Any certain period greater than the life expectancy of the Annuitant and the Annuitant's beneficiary under the Plan, as determined according to regulations under Code Section 401(a)(9).

In no event may payments to the Participant's beneficiary under the Plan under an Annuity Option extend beyond:

a) The life of the Participant's beneficiary determined as of the date payments are to commence; or

b) Any certain period greater than the Participant's beneficiary's life expectancy as determined by regulations under Code Section 401(a)(9).

RETIREMENT ANNUITY PROVISIONS or ANNUITY PROVISIONS: Add to the Joint and Last Survivor Annuity or Life Income for Two Payees Option a new subsection as follows:

     100% of the payment to continue to the survivor if the survivor is the Annuitant and 50% of the payment to continue to the survivor if the survivor is the second Annuitant.

                           LIFE INCOME FOR TWO PAYEES

                  JOINT AND 1/2 CONTINGENT LIFE INCOME ANNUITY
                                NO MINIMUM PERIOD

                 AMOUNT OF FIRST MONTHLY PAYMENT FOR EACH $1,000
                 AFTER DEDUCTION OF ANY CHARGE FOR PREMIUM TAXES

       Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5% and
        Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

                             Age of Second Annuitant

  Age of
 Annuitant          45        50         55         60        65         70         75        80         85
-----------        -----     -----      -----      -----     -----      -----      -----     -----      -----
      45           $3.86     $3.89      $3.93      $3.94     $3.96      $3.97      $3.98     $3.98      $3.98
      50            4.02      4.10       4.15       4.18      4.21       4.23       4.24      4.25       4.26
      55            4.22      4.31       4.42       4.48      4.53       5.57       4.59      4.61       4.61
      60            4.43      4.56       4.70       4.84      4.93       4.99       5.04      5.07       5.09
      65            4.69      4.84       5.02       5.22      5.42       5.54       5.63      5.69       5.73
      70            4.99      5.17       5.39       5.65      5.93       6.23       6.40      6.52       6.60
      75            5.33      5.54       5.82       6.14      6.52       6.95       7.40      7.64       7.81
      80            5.70      5.96       6.29       6.69      7.17       7.75       8.41      9.08       9.45
      85            6.07      6.38       6.75       7.24      7.84       8.59       9.49     10.51      11.50

         Rates for a Variable Annuity with Assumed Net Return Rate of 5%

                             Age of Second Annuitant

  Age of
 Annuitant          45        50         55         60        65         70         75        80         85
-----------        -----     -----      -----      -----     -----      -----      -----     -----      -----
      45           $4.80     $4.83      $4.86      $4.88     $4.89      $4.90      $4.91     $4.92      $4.92
      50            4.95      5.02       5.06       5.10      5.13       5.15       5.16      5.17       5.18
      55            5.14      5.23       5.32       5.38      5.43       5.46       5.49      5.51       5.52
      60            5.36      5.47       5.59       5.72      5.80       5.86       5.91      5.95       5.97
      65            5.63      5.77       5.93       6.10      6.29       6.41       6.50      6.56       6.60
      70            5.96      6.12       6.31       6.54      6.81       7.08       7.25      7.37       7.46
      75            6.35      6.54       6.77       7.06      7.42       7.81       8.25      8.49       8.66
      80            6.79      7.01       7.30       7.66      8.11       8.65       9.28      9.93      10.29
      85            7.26      7.53       7.86       8.29      8.85       9.55      10.41     11.39      12.37

These Annuity rates are based on mortality from 1983 Table a.

Endorsed and made a part of the Contract on the effective date of the Contract.



                                                  /s/ Dan Kearney
                                                  President
                                                  Aetna Life Insurance and
                                                  Annuity Company

                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT


This contract is hereby endorsed to add the Section ANNUITY PAYMENT GUARANTEE to the SETTLEMENT PROVISIONS to read as follows:



"ANNUITY      The Annuity Payment Guarantee may be elected at the time election
PAYMENT       of the first, second, or fourth option is made. Such election may
GUARANTEE     only be made if election is made for a variable annuity based on an assumed annual net investment rate of 3.5%. If said Annuity
              Payment Guarantee is elected, the first monthly payment for the variable annuity will be calculated in accord with the contract provisions but the payee will only receive a first payment of 87% of the calculated first monthly payment. Aetna further guarantees that any future payment due after the first monthly payment will be the greater of (a) or (b) where (a) is 87% of the first monthly payment calculated in accord with the contract provisions, and (b) is the payment due after the first calculated in accord with contract provisions but calculated on the basis of the first payment being only 87% of the first monthly payment."

              Endorsed and made a part of this contract on the later of January 1, 1980 or the Date of Issue of this contract.



                              /s/ William O. Bailey
                              President

                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT



This Contract is endorsed to provide the following:

         On the tenth anniversary of the effective date of this Contract any termination or surrender fee which may apply shall be 0%.

Endorsed and made a part of this Contract on July 1, 1985.



                              /s/ William O. Bailey
                              President

                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

This Contract is hereby endorsed to include the following new provisions:

       During any calendar year, Aetna may be told to change the investment mix twelve times. Should Aetna allow additional changes, each may be subject to a fee of up to $10.

       Twelve transfers of Current Value (excluding transfers from the GA Account at the end of a Guaranteed Term) can be made during a calendar year period. Should Aetna allow additional transfers, each may be subject to a fee of up to $10.

Endorsed and made a part of this Contract effective May 1, 1989.



                               /s/ John J. Martin
                               President
                               Aetna Life Insurance and Annuity Company

                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

This Contract is hereby endorsed to delete the previous Guaranteed Accumulation Account (GA Account) Endorsement and replace it with the following:

Add to the GENERAL DEFINITIONS Section of the Contract the following paragraphs:

     Maturity Date: The last day of a GA Account Term.

     Matured Term Value: The amount payable on a GA Account Term's Maturity
     Date.

     Nonunitized Separate Account: An account set up by Aetna under Tile 38, Sec. 38-154a, of the Connecticut General Statutes, which is used to hold assets for GA Account Terms greater than three years. The Owner or Participant, as applicable, does not participate in the investment gain or loss from the assets held in the GA Account.

The Guaranteed Accumulation Account (GA Account) is amended and restated as follows:

     The GA Account guarantees stipulated rates of interest for stated periods of time (see (1) and (3) below). Amounts withdrawn before the end of a Guaranteed Term may be subject to a Market Value Adjustment (MVA) (see (7) below).

(1) Deposit Period - A calendar month, a calendar quarter, or any other period of time specified by Aetna during which Net Purchase Payment(s) and transfers are accepted into the GA Account for one or more Guaranteed Terms.

(2) Guaranteed Term (Term) - The period of time for which interest rates are guaranteed on Net Purchase Payment(s) and on transfers made into a Deposit Period of the GA Account. Terms are offered at Aetna's discretion for various lengths of time ranging up to and including ten years.

(3) Guaranteed Term Classifications - The grouping of Terms according to their time to maturity. The following are the Classifications:

     (a)  Short Term: Terms of up to and including 3 years; or

     (b) Long Term: Terms of greater than 3 years and up to and including 10 years.

     During a Deposit Period, Aetna may make available one or more Terms within a Classification. The Owner has the option to allocate Net Purchase Payment(s) and transfers into any or all of the available Deposit Period Terms. If no specific direction is given, Net Purchase Payment(s) and transfers will go into available Terms on a pro rata basis within the Classification(s) previously chosen by the Owner. At least one Term in the Short Term Classification will be available each Deposit Period.

(4) Guaranteed GA Account Interest Rates (Guaranteed Rates) - Aetna will declare all interest rate(s) applicable to a specific Term at the start of the Deposit Period for that Term. These rate(s) are guaranteed by Aetna for that Deposit Period and the ensuing Term and are not based on the actual investment experience of the underlying assets in the GA Account. The Guaranteed Rates are annual effective yields. The interest is credited daily at a rate that will produce the guaranteed annual effective yield over the period of a year. No annual rate will ever be less than 4%.

     For Terms of one year or less, one Guaranteed Interest Rate is set and announced for that full Term. For other Terms, there may be two or more rates. The rate(s) will be set and announced prior to the Deposit Period for that Term and will not be subject to change.

(5) Withdrawals from GA Account - Full or partial surrenders may be requested at any time from the GA Account. However, amounts withdrawn prior to the Maturity Date of a Term to satisfy a surrender request may be subject to an MVA (see (7) below).

     Full and partial surrenders are satisfied by withdrawing amounts from each of the Fund(s), the Fixed Account, the GA Account Short Term Classification and the GA Account Long Term Classification on a pro rata basis. However, the Owner or Participant, as applicable, may specify a particular order in which investment options will be liquidated in order to satisfy a partial surrender request.

     For purposes of withdrawals, Terms within the GA Account Short Term and Long Term Classifications are considered as two separate investment options. Any withdrawal which is a surrender will be subject to the Maintenance Fee and Surrender Fee as appropriate. Also, amounts will be removed within a GA Account Classification starting with the Term still in effect with the oldest Deposit Period.

     Amounts may be transferred at any time subject to Contract specifications (see (9) below). Amounts transferred prior to the Maturity Date of a Term are subject to an MVA (see (7) below). Fund(s) will be removed within the elected Classification starting with the Term still in effect with the oldest Deposit Period.

     During the Deposit Period and the 90 days following the close of the Deposit Period, any amounts applied to the GA Account during that Deposit Period may not be withdrawn unless due to:

     (a)    A full or partial surrender;

     (b)    A payment of a premium for an Annuity Option; or

     (c)    The Sum Payable at Death provision.

(6) Maturity Date/Reinvestment - For all GA Account Term(s) existing as of the effective date of this endorsement in addition to GA Account Term(s) announced subsequent to that date, the Owner or Participant, as applicable, will be mailed a notice at least 18 calendar days before a Term's Maturity Date. This notice will contain the current Deposit Period's Guaranteed Rate(s), Term(s) and a projected Matured Term Value.

     The Matured Term Value may be surrendered or transferred on the Term's Maturity Date without an MVA. If no specific direction is given by the Owner or Participant, as applicable, prior to the Maturity Date, each Matured Term Value will be reinvested in a Term of the same duration. In the event that a Term of the same duration is unavailable, each Matured Term Value will automatically be reinvested in the next shortest Term available in the same Classification during the then current Deposit Period. If however, only one Term is available within the Classification, then the Matured Term Value will automatically be reinvested in that Term. Within two business days after the Maturity Date, the Owner or Participant, as applicable, will be mailed a confirmation statement. This statement will state the Terms and Guaranteed Rates which will apply to the reinvested Matured Term Value.

     During the calendar month following the Term's Maturity Date, one exception is allowed to the 90 day transfer restriction and MVA under (5) and (7). This exception is applicable to each Matured Term Value plus any interest accrued thereon, provided no part of the Matured Term Value was transferred on the Maturity Date.

     During this calendar month period, the Owner or Participant, as applicable, may notify Aetna's Home Office to transfer or surrender all or part of the Matured Term Value plus any interest accrued thereon from the GA Account without an MVA. This provision only applies to the first such request received from the Owner or Participant, as applicable, during this period for any Matured Term Value. The Matured Term Value plus any interest accrued thereon may be transferred upon such request without an MVA:

     (a) To any other Terms of the GA Account available in the current Deposit Period; or

     (b)  To any other allowable Fund(s).

     If no such notification is given, the Matured Term Value will remain subject to the terms and conditions of the new Term. All surrender and transfer requests will be processed as of the date they are received in good order at Aetna's Home Office.

     If this Contract is issued under a Tax Deferred Annuity Plan (see Specifications page) the above notice will be sent to the Participant(s).

(7) Market Value Adjustment (MVA) - There will be an MVA for a withdrawal from the GA Account before the end of a Term when the withdrawal is due to:

     (a)  A transfer;

     (b)  A full or partial surrender; or

     (c)  A payment of a premium for Annuity Option 2.

     The amount of the withdrawal will be adjusted to a market value amount as described below.

     The market value adjusted amount will be equal to the amount withdrawn multiplied by the following ratio:


                    x
                  -----
                   365
              (1+i)
              ------------
                    x
                  -----
                   365
              (1+j)

Where: i is the Deposit Yield
              j is the Current Yield
              x is the number of days remaining, (computed from Wednesday of the week of withdrawal) in the Guaranteed Term.

The Deposit Period Yield will be determined as follows:

(bullet) At the close of the last business day of each week of the Deposit Period, a yield will be computed as the average of the yields on that day of U.S. Treasury Notes which mature in the last three months of the Guaranteed Term.

(bullet) The Deposit Period Yield is the average of those yields for the Deposit Period. If withdrawal is made prior to the close of the Deposit Period, it is the average of those yields on each week preceding withdrawal.

The Current yield is the average of the yields on the last business day of the week preceding withdrawal on the same U.S. Treasury Notes included in the Deposit Period Yield.

In the event that no U.S. Treasury Notes which mature in the last three months of the Guaranteed Term exist, Aetna reserves the right to use the U.S. Treasury Notes that mature in a following quarter.

Full and partial surrenders as well as transfers made within six months of the date of death of the Participant under the Sum Payable at Death provision will be the greater of:

(bullet) The aggregate MVA amount which is the sum of all market value adjusted amounts calculated due to a withdrawal of amounts (for surrender or transfer) from Terms prior to the end of those Terms. The aggregate MVA may be either positive or negative; or

(bullet)   The applicable portion of the Current Value in the GA Account.

After the six month period, the surrender or transfer will be the aggregate MVA amount (i.e. including all MVAs).

The greater of the aggregate MVA amount or the applicable portion of the Current Value in the GA Account is applied to amounts withdrawn from the GA Account for payment of a premium under Annuity Options 3 or 4.

Aetna may make any change to this provision with 30 days advance written notice to the Owner or Participant, as applicable. Any such change shall become effective for Purchase Payment(s), transfers or reinvestments made to any new Term by any present or future Participant.

(8) Deposits to the GA Account - All amounts in the GA Account under the Short Term Classification are made to the General Account.

     All amounts in the GA Account under the Long Term Classifications are made to a Nonunitized Separate Account. There are no discrete units for this Nonunitized Separate Account. The Owner or Participant, as applicable, does not participate in the gain or loss from the assets held in the Nonunitized Separate Account. Such gain or loss is borne entirely by Aetna. These assets may be chargeable with liabilities arising out of any other business of Aetna.

     For Terms under both the Short Term and Long Term Classifications, Aetna guarantees stipulated interest rates to be credited to the GA Account. All assets of Aetna including amounts made to the GA Account are available to meet the guarantees under the GA Account.

(9) Before an Annuity Option is elected, all or any portion of the Current Value may be transferred from any Fund or GA Account:

     (a)    To any other allowable Fund;

     (b)    To the Fixed Account; or

     (c)    To Terms of the GA Account available in the current Deposit Period.

     Amounts in a specific GA Account Term cannot be transferred to the Deposit Period of another Term within the same Classification except at the Term's maturity (see (6)).

     Amounts applied to Classifications of the GA Account may not be transferred to the Fund(s) or to the Fixed Account during the Deposit Period or for 90 days after the close of the Deposit Period.

     Transfers from Terms of the GA Account are subject to the Withdrawal and MVA provisions (see (5) and (7)).

     Twelve transfers of Current Value can be made during a calendar year period. The Transfer of any portion of the GA Account value at the Maturity Date of a Term is not counted for this purpose. Aetna may allow additional transfers, but each may be subject to a fee of up to $10.

Endorsed and made a part of this Contract on May 1, 1991 or the effective date of the Contract whichever is later.



                                      /s/ John J. Martin
                                      President
                                      Aetna Life Insurance and Annuity Company

                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

This Contract is hereby endorsed as follows:

The definition of Separate Account under the Definition of Certain Terms or General Definitions section of the contract is hereby amended to read as follows:

       Separate Account: An account which buys and holds shares of the Fund(s). Income, gains or losses, realized or unrealized are credited or charged to this account without regard to other income, gains or losses of Aetna. Aetna owns the assets held in a separate account and is not a trustee as to such amounts. These accounts generally are not guaranteed and are held at market value. The assets of such accounts, to the extent of reserves and other contract liabilities of the account, shall not be charged with other Aetna liabilities.

Endorsed and made a part of the Contract.



                                      /s/ Edmund F. Kelly
                                      President
                                      Aetna Life Insurance and Annuity

                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The Contract is hereby endorsed.

The term Valuation Period under Definitions is amended to read as follows:

       The period of time for which a Fund determines its net asset value, usually from 4:15 p.m. Eastern time each day the New York Stock Exchange is open until 4:15 p.m. the next such day, or such other day that one or more of the Funds determines its net asset value.

Endorsed and made a part of the Contract.




                                      /s/ G. G. Benanav
                                      President
                                      Aetna Life Insurance and Annuity Company